UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Ameron International Corporation

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On March 1, 2011, Ameron International Corporation (the “Company”) issued the following press release and the independent members of the Company’s Board of Directors released a letter to the Company’s stockholders, a copy of which follows the press release.

N E W S R E L E A S E

March 1, 2011

AMERON’S INDEPENDENT DIRECTORS ISSUE LETTER TO THE

COMPANY’S STOCKHOLDERS RECOMMENDING VOTES FOR

JAMES S. MARLEN AND DAVID DAVENPORT

PASADENA, Calif.—March 1, 2011—Ameron International Corporation (NYSE:AMN) today announced that the independent members of its Board of Directors released a letter to the Company’s stockholders, recommending that stockholders vote for James S. Marlen and David Davenport at the 2011 Annual Meeting of Stockholders, and that they reject the nominee of Barington Capital Group. The letter can be viewed by clicking the link below.

About Ameron

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts, including, but not limited to, those related to future operating results, strategic initiatives, geographic expansion, capital expenditures, employee opinions or morale, stockholder concerns, the undertaking or results of any review of prior public disclosures and the undertaking of any additional disclosure or implementation of any new policies, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi eid=6631295&lang=en

SOURCE: Ameron International Corporation

Ameron International Corporation

Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer

James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer

Telephone: 626-683-4000

Dear Fellow Stockholders,

This year’s Annual Meeting is scheduled to be held on March 30, 2011 and is especially important to Ameron and its stockholders. The Ameron Board of Directors recommends that stockholders vote FOR the election of the Company’s nominees, James S. Marlen and David Davenport, on the enclosed GOLD proxy card or GOLD voting instruction form.

You may have received, or will soon receive, proxy material and a white proxy card or voting instruction form from James Mitarotonda and his hedge fund, Barington Capital Group, and its affiliates (“Barington”). Barington owns 1.3% of the Company’s stock, but Mr. Mitarotonda nevertheless launched a hostile, costly and disruptive proxy contest to elect himself to Ameron’s Board. We strongly urge stockholders to reject this dissident’s solicitation and to discard its white proxy card. If you already voted on the white proxy card or voting instruction form, you can change your vote by returning a properly completed, later-dated GOLD proxy card or voting instruction form.

The Board’s Recommended Candidates are the Right Ones for Ameron

The Board is fully committed to fulfilling its fiduciary responsibilities to Ameron’s stockholders. As part of this responsibility, the Board undertook, with the utmost seriousness and dedication to good governance, the selection of director candidates with the judgment, ethics, integrity, knowledge, vision and diversity of experience to guide Ameron.

The Board comprehensively considered Mr. Mitarotonda’s candidacy, including interviewing Mr. Mitarotonda, and taking him on a plant tour in early 2010 prior to the revocation of his notice to run a proxy contest at that time. After this thorough evaluation, and based on direct past experience with Barington and Mr. Mitarotonda, the Board concluded that Mr. Mitarotonda does not meet Ameron’s high standards of excellence, and that there are significant risks to the Company and stockholder value if Mr. Mitarotonda were to join the Board.

Barington’s solicitation is a self-serving effort by Mr. Mitarotonda to secure a Board seat for himself to attempt to generate short term profits at the expense of long term value creation, and is a weak attempt to take the spotlight off of his own inadequacies and under-performance. Mr. Mitarotonda pushes this hostile, costly and unnecessary action despite the following facts:

•	Ameron’s return to stockholders has, under our current management, outperformed our peer group during the last five years, despite the economic upheaval of the last several years.

•	Barington has an unimpressive record and has been abandoned by the majority of its investors and employees.

•	Mr. Mitarotonda lacks the integrity and ethics we want in Ameron directors.

In light of both our experience with Mr. Mitarotonda over the last year, and in the past, and after a careful review of his prior investments, strategies and conduct, we believe that Mr. Mitarotonda’s intentions for Ameron are

[1]	Source: Coutee v. Barington Capital Group, L.P., 336 F.3d 1128 (2003), confirming an arbitration award against Barington.

self-serving, opportunistic and focused on short-term gains at the expense of long-term value creation for all stockholders. The confrontational approach he has taken, his misleading public portrayal of the Company and our management’s performance, the unfounded allegations that he has asserted against Mr. Marlen, the ethical questions raised by his past failures to prevent fraudulent practices by Barington,1 Barington investors’ evident lack of confidence in him (demonstrated by withdrawals from Barington) and a lack of the common decency to inform his chosen co-nominee, Max Lukens, that he was being withdrawn from nomination, render Mr. Mitarotonda unsuitable to be a director.

In contrast, Mr. Marlen and Mr. Davenport, the Board’s nominees, have the proven experience, ability, vision, integrity and character to foster Ameron’s continued success. We feel strongly that the strategy and team in place at Ameron are the right ones, as evidenced by the Company’s past performance and future potential.

Do Not Be Fooled by James Mitarotonda and Barington Capital!

Ameron has Delivered Strong Long-Term Performance and has an Outstanding

Record of Creating Stockholder Value

Contrary to Barington’s claim, the current Board and management have proven they can produce outstanding long-term performance. Since 1994, the first full year of Mr. Marlen’s tenure, through 2008, when the Company’s earnings momentum was interrupted by the global recession, Ameron’s earnings per share grew at a compound annual rate of 13%.

These results were achieved by enhancing long-term value through an unwavering focus on growing sustainable operating earnings and cash flow. Even since 2008, Ameron generated strong financial performance and remained profitable, despite a severe economic downturn affecting the global construction and manufacturing industries.

As the following graph demonstrates, during Mr. Marlen’s full tenure of 17 years, Ameron significantly outperformed overall market indices.

Total Stockholder Return – James Marlen’s Tenure June 30, 1993 – January 31, 2011

Source:	Bloomberg returns calculated monthly. Assumes dividends reinvested.

Ameron generated returns in excess of the market over the long term and in the more recent past. In fact, during the last five full fiscal years, Ameron’s stock has produced an annualized total stockholder return substantially higher than its peer group and relevant indices despite the economic downturn, as indicated by the chart below, which summarizes the information in the total stockholder return chart shown in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. Importantly, these results were driven by your Board, management and dedicated Ameron employees.

Total Stockholder Return – November 30, 2005 – November 30, 2010

Source:	Bloomberg returns calculated monthly. Assumes dividends reinvested. Peer group includes Ameron International Corp., National Oilwell Varco Inc., Lufkin Industries Inc., Dresser-Rand Group Inc., Vulcan Materials Co., Valmont Industries Inc., Insituform Technologies Inc., Northwest Pipe Co., Martin Marietta Materials Inc., Texas Industries Inc., Trinity Industries Inc., and Gibraltar Industries Inc. Weighting based on market cap as of 11/30/05.

James Mitarotonda Has a Poor Track Record

of Creating Long-Term Value for Stockholders

Mr. Mitarotonda started Barington in 1991 as an investment bank targeting small businesses, after beginning his brokerage career at DH Blair. Mr. Mitarotonda was forced to sell his brokerage operations and investment banking division in 1999. According to one media report, many of “Barington’s problems were self inflicted.”2

[2]

A story in the WallStreetReporter.com in 2003 titled, “Corporate America just doesn’t understand Jim Mitarotonda” states, “The rapid rise and fall of Barington’s investment banking operation once again highlighted Mitarotonda’s skill for identifying a profitable niche but raises questions about his vision for recognizing the evolving needs of clients and a shifting competitive landscape.”

Mr. Mitarotonda launched his activist hedge fund in 2000, targeting microcap, retail, shoe, investment management and Internet music companies. Indeed, most of Mr. Mitarotonda’s experience, whether as an executive or director, has been with these types of companies, and he is known primarily as a retail investor.3 We believe he has not been notably successful in adding value to companies, and Barington’s investors appear to have voted with their feet. According to public filings, beginning in late 2008, Barington faced investor redemptions that caused it to sell most of its positions in Dillard’s, Lancaster Colony, Syms, Consolidated Tomoka Land Company, A. Schulman, Griffon Corporation and Pep Boys. In fact, Barington’s fund size has shrunk so much that it has not been required to file periodic reports on Form 13F—SEC filings required of institutional investment managers with more than $100 million in equity assets under management—since November 2009.

Mr. Mitarotonda likes to highlight his experiences at A. Schulman and Pep Boys as being relevant to Ameron stockholders because these companies are different from Mr. Mitarotonda’s typical investments. What he neglects to tell you is that stockholders of these companies suffered underperformance as compared to their peers and relevant indices since Mr. Mitarotonda joined their boards. Since August 2, 2006, when Mr. Mitarotonda was appointed to Pep Boys’ board, Pep Boys’ peer group has had an annualized total stockholder return of 21.7%; Pep Boys has trailed behind, with an annualized total stockholder return of 7.5%.

Pep Boys – Total Stockholder Return August 2, 2006 – February 28, 2011

Source:	Bloomberg returns calculated daily. Assumes dividends reinvested. Return’s based on share price at time of James Mitarotonda’s appointment to the Pep Boys’ Board. Pep Boys’ Peer group includes Advance Auto Parts, Inc., AutoZone, Inc., Monro Muffler Brake, Inc. and O’Reilly Automotive, Inc. Weighting based on market cap as of 8/2/06.

[3]	By contrast, Ameron is a heavy manufacturing firm involved with infrastructure and energy projects.

The story at A. Schulman is very similar. Since Mr. Mitarotonda joined A. Schulman’s board on October 24, 2005, its peer group has had an annualized total stockholder return of 13.8%; A. Schulman lagged that substantially at an annualized total stockholder return of 4.9%.

A. Schulman – Total Stockholder Return October 24, 2005 – February 28, 2011

Source:	Bloomberg returns calculated daily. Assumes dividends reinvested. Return’s based on share price at time of James Mitarotonda’s appointment to the A. Schulman Board. A. Schulman Peer group includes Albemarle Corporation, Arch Chemicals, Inc., Cytec Industries, Inc., PolyOne Company, Westlake Chemical Corporation, Eastman Chemical Company, Cabot Corporation, Ferro Corporation, H.B. Fuller Co., Hexcel Corporation, Minerals Technologies Inc., OM Group, Inc., Omnova Solutions Inc., Rockwood Holdings, Inc., RPM International Inc., Stepan Company, Valhi, Inc., Valspar Corporation, and W.R. Grace & Co. Weighting based on market cap as of 10/24/05.

A Barington former ally and co-investor, Ramius Capital Group, decided to nominate its own candidates for the board of A. Schulman. Ramius wrote in a 2008 proxy filing that “we will not sit by any longer while this board continues to fail to live up to its promises under settlement agreements as both stockholder value and operating performance continue to erode.” A. Schulman entered into three settlement agreements with Barington, and Mitarotonda was elected a director of A. Schulman in 2005. The Ramius proxy also quoted an opinion by the proxy advisory firm Glass Lewis & Co, which was “troubled by the lack of improvement in the company’s operational performance despite the presence of at least one Barington nominee.” Perhaps this weak performance is one of the reasons why investors have withdrawn the vast majority of their investments from Barington. As a result, Barington’s assets under management have apparently dwindled to less than 10% of their peak.

Barington’s Public Attacks on Ameron Conceal its Inability to Add Strategy or Operational Value

Ameron is a complex company, and we believe Mr. Mitarotonda does not have the necessary expertise to be able to meaningfully contribute to its performance and valuation. We found Mr. Mitarotonda’s past performance to be significantly below the high standards we have for director candidates.

Barington has not presented any new ideas for the Company, other than to suggest breaking it up, and we do not believe Barington has the knowledge of the industry or market trends to appropriately evaluate the growth potential or risks of Ameron’s businesses. Some of Barington’s public recommendations, particularly the recommendation to sell or acquire businesses, could adversely impact our ability to achieve appropriate valuations. As an example, Barington’s public agitation to sell TAMCO (formerly the Company’s 50%-owned steel mini-mill) months after we had initiated a sale process, could have negatively impacted the value we received without careful management of the process by the Company. Barington’s strategy of publicly announcing sales of businesses also appears to have backfired on Mr. Mitarotonda at Pep Boys, where the stock fell over 10% on Monday after the company failed to attract a high enough price and halted its publicly announced efforts to sell itself.

You should also note that one of Barington’s main platforms for its proxy contest, calling for the removal of Mr. Marlen as Ameron’s Chief Executive Officer, is based on unfounded character assassinations. Additionally, Barington’s criticisms of the Company’s succession plans are misplaced, considering that the Board has retained Korn Ferry to conduct a search for a new chief executive officer consistent with a thoughtful transition plan previously announced to our stockholders.

We believe that Barington’s proxy campaign, if successful, could compromise our ability to attract the best possible successor for Mr. Marlen.

Ameron’s Board and Management Have Positioned the Company for

Continued Growth in All of its Markets

Ameron is a leading manufacturer of specialized industrial products with a diversified portfolio and global reach. Ameron’s diversified product lines have protected the Company’s profitability in the recent downturn, as has our management’s ability to adapt to market conditions, contain costs and improve productivity.

Even amid challenging market conditions, management has taken a long-term view, continually evaluating ways to capitalize on Ameron’s strong market positions and take advantage of opportunities once infrastructure related markets recover. Management has earmarked existing capital for investment in a number of organic investment initiatives and continually evaluates the appropriate timing of such investment, versus returning capital to stockholders.

Barington mistakenly characterizes the Company as static, when in fact management constantly works to better position the Company for future success, and increase its competitiveness. As part of this effort, management has positioned the core business segments, Fiberglass-Composite Pipe Group, Water Transmission Group and Infrastructure Products Group, which includes both the Hawaii Division and the Pole Products Division, to capture market share and to grow when Ameron’s end markets recover.

The Company heavily invested internationally, including in key geographies (North and South America and Asia), to meet demand for critical infrastructure materials. For example, the Company acquired the business of Polyplaster, Ltd., a fiberglass-pipe manufacturer located in Brazil. Since then, the Company has constructed two additional factories to manufacture fiberglass pipe in Brazil. The Brazilian businesses have the capacity to increase annual sales by $70 million. In the U.S., the Company built new production lines to make fiberglass pipe for municipal water systems and fiberglass poles for power distribution. Also fairly recently, the Company built a $50 million, state of the art wind tower facility to position itself as the premier supplier of mega towers for the renewable energy sector. Most recently, in January 2011, the Company announced the building of a new steel pole plant in Tulsa, Oklahoma, a strategic initiative focused on the national transportation infrastructure market. This plant will use a proprietary manufacturing process with the capacity to increase annual sales by $75 million.

In addition, our management constantly reviews the Company’s portfolio of businesses to maximize the Company’s future potential growth and stockholder value. Businesses that do not fit the Company’s overall goals are divested. Ameron’s former Coatings business was divested in 2006 because the sale value of the business exceeded internal expectations of future value, and because the competitive dynamics had changed dramatically, with the growing strength of large competitors such as PPG, Sherwin-Williams and others. The same reasoning applied to the sale of TAMCO, which the Company began the process of selling well before Barington’s investment in the Company.

Our management was able to create additional value through these divestures based on long-term knowledge of the markets and competitive trends, and we undertook these divestitures to reposition the Company to capitalize on opportunities in businesses where it is the market leader. These strategies were not only welcomed by Wall Street, with the share price rising as a result of both sales, but also resulted in tangible value creation for stockholders.

Ameron’s Balance Sheet is Strong and is Prudently Managed

Despite the recession, Ameron has a strong, prudently managed balance sheet. We believe that the long-term interests of stockholders will be best served by investing cash in the business. Over $220 million was invested in Ameron’s internal growth initiatives over the last five years. Management is continuously seeking acquisition opportunities that make strategic and financial sense for our business and our stockholders. In fact, management has worked closely with the Company’s financial advisors to evaluate and pursue several selected acquisition targets over the past 24 months.

Excess cash that cannot effectively be used by the business will be returned to stockholders. To that end, in late 2010, a special dividend of $3.00 per share (totaling $27.6 million) was paid to all stockholders. Additionally, the Company announced a program to repurchase up to $50 million of shares, and over $10 million of shares have been purchased in 2011. Management and the Board, with the assistance of financial advisors, have thoroughly reviewed capital return alternatives, methods, and parameters on multiple occasions over the past 24 months and will continue to evaluate the merits of such alternatives versus other organic and inorganic uses of capital.

Cost containment remains a key priority; however, it is appropriate and necessary that we maintain the Company’s selling, general and administrative expenses percentage at a higher level than certain peer companies, primarily due to the nature of Ameron’s businesses, specifically the product mix across four distinct businesses and the Company’s significant international diversity.

As we look to the future, we are confident that we have the right strategy and team in place to position Ameron for growth and success in all of its markets.

The Board Believes that Mr. Mitarotonda Lacks the Integrity and Ethics Necessary to Serve as an Ameron Director

The Board believes that integrity and character are the most critical qualities for corporate directors. We also believe that the confrontational approach Mr. Mitarotonda has taken, his misleading public portrayal of the Company and our management’s performance, the unfounded character assassinations he has asserted against Mr. Marlen and the lack of integrity Mr. Mitarotonda has exhibited, both in past situations involving his investment activities and in relation to Ameron specifically, make him an unsuitable candidate as a director.

[4]

The Board was not persuaded by either (a) Barington’s argument in the Payless proxy contest that the outcome of the proceeding should not reflect poorly against Mr. Mitaratonda because the claims against Mr. Mitarotonda alleged only a failure to supervise Barington or (b) the fact that, after settlement with the claimants, the award against Mr. Mitarotonda was subsequently expunged by the NASD.

[5]	Source: FINRA Broker Check.

Our conversations with Mr. Lukens raise particular concern. As part of our due diligence of Barington’s nominees, we interviewed Mr. Lukens, and thoughtfully considered his candidacy. Some time after the interview, however, Mr. Mitarotonda had all references to Mr. Lukens, the Chairman of Pep Boys, where Mr. Mitarotonda serves as a director, removed from Barington’s preliminary proxy statement. Mr. Lukens was apparently unaware of this change until we contacted him to inquire why he was withdrawn from Barington’s slate of nominees. Evidently, Mr. Mitarotonda had not called Mr. Lukens to discuss the matter. This lack of common decency appears to be a trend with Mr. Mitarotonda, as it came up in various ways in our due diligence of him and Barington. Among other things, we learned:

Breaches of Fiduciary Duties, Unauthorized Trading, Fraud, Failure to Supervise. Barington was found liable in a National Association of Securities Dealers (“NASD”) proceeding for breaches of fiduciary duty, unauthorized trading, fraud, and violations of state and federal securities laws, NASD Rules, and New York Stock Exchange Rules. Mr. Mitarotonda was found liable in the same proceeding for failure to supervise Barington.4 Barington has also been censured by regulators for bookkeeping problems and noncompliance with other rules.5

Investors have sued Barington for breaches of fiduciary duties numerous times—and won. In one case, Barington squandered the retirement savings of retired factory workers on failed investments in penny stocks. As a result of that violation of trust, Barington was ordered to pay punitive damages.6

Treatment of Employees. Barington has suffered from significant turnover in analysts and managers since 2008. A number of employees left Barington over treatment by Mr. Mitarotonda and his management style.

Another Board Made the Same Determination. We note that Payless ShoeSource concluded that “[c]ertain members of Barington’s slate do NOT meet the Company’s requirements for ethical standards as stated in the Company’s governance guidelines.”7 Payless cited Barington’s liability in several NASD arbitration cases, and a finding of personal liability on the part of Mr. Mitarotonda in a case affirmed by the 9th Circuit Court of Appeals.

We believe our diligence on Barington and Mr. Mitarotonda raises significant questions about Mr. Mitarotonda’s abilities as a manager and investor, his level of ethics, and his intentions for Ameron. We urge you not to entrust your investment in Ameron to a man with such a questionable record.

Our Commitment to Best Practices in Corporate Governance is Reflected in the

Significant Improvements Made to Our Governance and Compensation Structures

In 2010, the Board made changes to Ameron’s corporate governance policies to ensure the long-term benefit to all Ameron stockholders and to respond to stockholder concerns. These changes included the following initiatives:

•

Although a binding stockholder proposal fell short of approval last year, the Board was responsive to the stockholder vote. As a result, consistent with the language in the proposal, the Board approved a separation of the positions of Chairman and CEO and the appointment of an Independent Chairman as soon as James Marlen’s contract expires in March of 2012.

•	A current Independent Director has been selected to serve the key functions of a lead independent director until an Independent Chairman is selected.

[6]	Source: Coutee v. Barington Capital Group, L.P., 336 F.3d 1128 (2003).
[7]	Source: Presentation of Payless ShoeSource, filed with the Securities and Exchange Commission as DEFA 14A, on May 21, 2004.

•	A new stock ownership and retention policy for the CEO and Directors was adopted.

•	The 2004 Stock Incentive Plan was amended to provide that, as to future grants, holders of restricted stock are only entitled to receive dividends upon vesting of the shares.

•	Tax gross-ups on executive perquisites have been discontinued.

•	A new peer group was approved for compensation purposes.

•

Finally, Ameron engaged the executive search firm Korn Ferry to begin a CEO search as part of a robust succession plan in anticipation of the end of Mr. Marlen’s tenure. In light of Ameron’s leading market position and strong balance sheet, and provided we can manage through the distraction of Barington’s time-consuming proxy contest, we are confident that we will be able to attract the highest caliber of CEO who will continue to drive long-term value creation for our stockholders.

The Board has a track record of making changes in corporate governance where such changes protect and enhance the interests of all stockholders.

In closing, we urge you to re-elect Mr. Marlen and Mr. Davenport as directors based on their strong long-term performance and a record of creating value for Ameron’s stockholders. In Mr. Marlen’s case, he has a proven track record over 45 years in business and over the past 17 years leading Ameron. Mr. Davenport is a proven executive and Board member and a prominent strategic thinker.

The bottom line: We do not trust Barington or Mr. Mitarotonda to deliver value for stockholders. Mr. Marlen and Mr. Davenport are the right choices to serve Ameron.

Please vote your GOLD proxy today and support your Company.

Sincerely,

The Independent Directors of Ameron International Corporation

Important!

•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed GOLD proxy card.

•	Please vote each GOLD proxy card you receive since each account must be voted separately.

•	We urge you NOT to sign any white proxy card sent to you by Barington.

•

Even if you have sent a white proxy card to Barington, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed GOLD proxy card in the enclosed envelope. Only your latest dated proxy counts.

•	If your shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card in the postage-paid envelope provided today.

•

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GOLD proxy card in the postage-paid envelope provided. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC Call Toll Free at (800) 662-5200 or Call Collect at (203) 658-9400

Additional Information and Where to Find It

Ameron has filed with the Securities and Exchange Commission (“SEC”), and will shortly mail to stockholders, a proxy statement in connection with its 2011 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN SUCH DOCUMENTS BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Ameron through the website maintained by the SEC at http://www.sec.gov and at http://www.ezodproxy.com/ameron/2011, or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101-3638.

Certain Information Regarding Participants

Ameron and its Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, was contained in Ameron’s proxy statement that was filed with the SEC on February 28, 2011.

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this letter and in all future letters that do not directly and exclusively relate to historical facts, including those related to operating results, the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders, the executive succession planning process, international expansion efforts, market share growth and the return of excess capital to stockholders constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.